Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Theravance Biopharma, Inc. for the registration of Debt Securities, Ordinary Shares, Purchase Contracts, Purchase Units, and Warrants, and to the incorporation by reference therein of our reports dated February 28, 2019, with respect to the consolidated financial statements of Theravance Biopharma, Inc., and the effectiveness of internal control over financial reporting of Theravance Biopharma, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, CA

December 3, 2019